Exhibit 99

VF Announces 60% Increase in First Quarter Earnings Per Share and Raises Guidance

  1Q EPS increases 60% to record $1.46
  Gross margins reach record 46.7%
  Strengthening trends across all coalitions; 2010 revenue guidance increased
  2010 EPS guidance raised to $5.90

Information regarding VF’s first quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release

GREENSBORO, N.C.--(BUSINESS WIRE)--April 30, 2010--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the first quarter of 2010. All per share amounts are presented on a diluted basis.

First quarter revenues rose to $1,749.9 million from $1,725.5 million in the first quarter of 2009. Net income in the current quarter increased 62% to a record $163.5 million or $1.46 per share, compared with $100.9 million or $.91 per share in the 2009 quarter. As anticipated, earnings per share benefitted from lower pension expense and foreign currency translation rates, by $.05 and $.06, respectively, compared with the 2009 quarter. Also included in the current quarter was an $.11 per share tax credit as well as $.09 in restructuring expenses related primarily to actions to reduce product costs.

“We’re off to a strong start to the year,” said Eric C. Wiseman, Chairman and Chief Executive Officer. “Our first quarter results were stronger than anticipated, marked by improving revenue trends and gross margins that were even stronger than our expectations. Actions taken in 2009 to lower our costs and reduce inventories are clearly contributing to our stronger results. We’re looking forward to accelerating top line growth in the second quarter and delivering a record year in earnings per share. Our confidence in the momentum of such key growth engines as our Outdoor & Action Sports businesses and our brands in China is evidenced by our plans to further increase investments this year behind very targeted marketing and brand-building initiatives in these businesses.”

First Quarter Business Review

Outdoor & Action Sports: Our Outdoor & Action Sports businesses achieved outstanding results in the quarter. First quarter revenues grew 10% with operating income and margins each reaching record levels for the period. Global revenues of The North Face® and Vans® brands grew 9% and 20%, respectively. Total revenues in our Americas businesses rose 11%, while international revenues were up 8%. Total direct-to-consumer revenues for our Outdoor & Action Sports businesses rose 28% in the quarter, with double-digit growth in The North Face®, Vans®, Kipling®, Napapijri® and lucy® brands.

Operating income rose by 50%, with margins increasing to nearly 20% in the quarter, despite significant increases in marketing and other brand-building investments.

Jeanswear: Our core Wrangler® and Riders® businesses continue to perform strongly and gained share in U.S. mass market stores. In addition, revenues of our Lee brand in the U.S. rose 3% in the quarter, Asia jeanswear revenues grew by 40% and our European jeans business has stabilized. However, as anticipated, global Jeanswear revenues declined 7% in the quarter. A decline in our U.S. mass market business was due primarily to non-core programs that were discontinued in the second quarter of 2009; accordingly, revenue comparisons are expected to improve beginning in the second quarter of 2010. The exit of our mass market business in Europe contributed to lower revenues in our European jeans business but also was a factor behind the improved profitability of this business in the quarter. In addition to the strong growth in Asia, we also achieved double-digit growth in other international markets including Mexico, South America and Canada.

Operating income increased 19%, with a significant increase in margins to over 17% in the quarter.

Sportswear: Despite a slight decline in revenues, Sportswear operating income and margins each showed substantial improvement over those of the prior year’s quarter. The performance of our Nautica® brand continues to improve in both our wholesale and retail businesses. Kipling® brand revenues in the U.S. increased 33% in the quarter, reflecting the successful launch of a new, exclusive program with Macy’s.

Contemporary Brands: Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, John Varvatos®, Splendid® and Ella Moss® brands rose 16%, with last year’s acquisition of the Splendid® and Ella Moss® brands contributing an incremental $14 million to revenues in the quarter compared with the 2009 period. 7 For All Mankind® brand revenues rose in the quarter, with direct-to-consumer revenues more than doubling in the period.

Operating income and margins declined from those of the prior year’s quarter due to two factors. First, last year’s first quarter included a $3.9 million favorable resolution of a 2008 tax and duty matter. In addition, investments in new 7 For All Mankind® retail stores reduced margins in this seasonally low period for revenues; these new stores are expected to contribute to significantly stronger margins in upcoming quarters.

Imagewear: Trends in our Imagewear coalition continue to improve as economic conditions have gradually improved. As anticipated, revenues were down 2% in the first quarter, but we expect a return to growth beginning in the second quarter in this coalition. Operating income and margins remained stable in the quarter.

Expansion in International and Direct-to-Consumer Businesses

Continued growth in our international and direct-to-consumer businesses remain key long-term drivers of both organic growth and margin expansion. During the quarter, international revenues increased 2%, but declined 5% on a constant currency basis. Strong growth internationally in our Outdoor & Action Sports businesses and in our Jeanswear businesses in Asia, Mexico, South America and Canada was offset by continued difficult market conditions affecting our European jeanswear business and the exit of our mass market business in Europe. Our momentum in Asia continued in the first quarter, with revenues rising 31% in the quarter and double-digit growth in The North Face®, Vans® and Lee® brands.

Our direct-to-consumer revenues increased 23%, driven by both new store openings and strong comp store performance in the quarter. The direct-to-consumer businesses of The North Face®, Vans®, 7 For All Mankind®, Kipling®, Nautica®, lucy® and Napapijri® brands each achieved strong revenue results in the period. We opened a total of 16 stores across our brands bringing the number of owned retail stores to 766 at the end of the quarter.

Gross Margins Reach Record Level in Quarter

Gross margins expanded by 450 basis points to a record 46.7% in the quarter. This substantial improvement was driven by three primary factors: 1) lower product costs; 2) continued expansion and improved gross margins in our retail stores; and 3) generally clean inventories across our businesses. Operating margins rose to 12.8% from 9.4%, with the aforementioned restructuring costs impacting operating margins by 60 basis points in the current quarter. As planned, we significantly increased our brand investments, with a 12% increase in marketing spending in the quarter.

Strong Balance Sheet

Our financial condition remains strong. Cash and equivalents were $719 million at the end of the quarter. Inventories declined 15%. We generated cash flow from operations of $184 million in the quarter, and we now expect cash flow could exceed $800 million in 2010. During the quarter we spent $118 million to repurchase 1.5 million shares and are on track to complete the repurchase of 3 million shares in the first half of 2010.

Increasing 2010 Brand Investment

Given much stronger than anticipated first quarter results, we are committing an additional $35 million in investment spending behind our strongest brands and biggest opportunities for profitable growth, bringing the total increase in investment spending this year to approximately $85 million. These growth investments are targeted toward specific opportunities, including the following:

  The North Face® brand:
    launch the first-ever television advertising campaign in the U.S.
    enhance thenorthface.com consumer experience
    drive market share gains in Europe
    leverage the brand’s “activity-based model” to reach new consumer segments boost our global product development and innovation platforms
  Vans® brand:
    initiate a multi-faceted, high-impact media campaign in key locations across Europe launch new in-store events and enhanced visual merchandising in Vans® European stores accelerate new digital innovations to expand Vans® leadership in interactive marketing globally implement new initiatives around the Vans® brand as the original customizable action sports and lifestyle product provider drive awareness and affinity for Vans® apparel and accessories, from boardshorts to dresses
  China:
    expand the Lee® brand’s multi-media campaign in key regions extend The North Face® award-winning Red Flag interactive consumer campaign broaden the reach of Vans® digital and event marketing programs
  Innovation: build new capabilities to drive product innovation across our businesses

2010 Outlook

Based on strengthening trends across our businesses – and in particular in those areas where we have increased our marketing spending – we are raising our 2010 revenue guidance to an increase of 3 to 4%, up from our prior guidance of an increase of 2 to 3%. We now expect revenues in our Outdoor & Action Sports coalition to rise by more than 10% this year, versus our previous expectation for a high single-digit percent increase. Our outlook for Asia has also strengthened, and we currently anticipate revenue growth could exceed 25% this year.

Based on the exceptionally strong gross margins achieved in the first quarter, we now expect gross margins could reach 46% for the year, an increase of 170 basis points over 2009 levels.

The increase in our revenue guidance, combined with the strong trend in gross margins, supports an increase in our earnings per share guidance to approximately $5.90 versus our previous guidance of $5.60 to $5.70. The new guidance represents an increase of about 14% over 2009 earnings per share of $5.16 (before impairment charge). It also encompasses the $35 million in additional marketing spending referenced above, equaling $.20 per share. On a GAAP basis, earnings per share are now expected to increase more than 40% from the $4.13 reported in 2009.

In conclusion, Mr. Wiseman noted, “Our brand portfolio is as strong as it has ever been – and the opportunities for future growth are compelling. Our investments are concentrated behind very targeted, high-impact initiatives that will build even greater connectivity between our brands and the consumers who wear them, ultimately resulting in continued strong, profitable growth.”

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $.60 per share, payable on June 18, 2010 to shareholders of record as of the close of business on June 8, 2010.

Non-GAAP Financial Measures

This press release contains constant currency financial information, which is a measure of financial performance that is not prepared in accordance with generally accepted accounting principles ("GAAP"). An explanation of management's use of this non-GAAP financial information is described in the supplemental financial information beginning on page 10.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.

Webcast Information

VF will hold its first quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-401-4685 domestic, or 1-719-325-2146 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through May 7, 2010 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 4245641. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended March

	2010	2009

Net Sales	$1,730,086	$1,707,301
Royalty Income	19,793	18,173

Total Revenues	1,749,879	1,725,474

Costs and Operating Expenses
Cost of goods sold	932,203	996,640
Marketing, administrative and general expenses	594,416	567,386
	1,526,619	1,564,026

Operating Income	223,260	161,448

Other Income (Expense)
Interest income	494	765
Interest expense	(20,499)	(22,015)
Miscellaneous, net	6,423	1,249
	(13,582)	(20,001)

Income Before Income Taxes	209,678	141,447

Income Taxes	46,219	41,013

Net Income	163,459	100,434

Net Loss Attributable to Noncontrolling Interests in
Subsidiaries	57	505

Net Income Attributable to VF Corporation	$163,516	$100,939

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$1.48	$0.92
Diluted	1.46	0.91

Weighted Average Shares Outstanding
Basic	110,259	109,992
Diluted	111,629	111,028

Cash Dividends Per Common Share	$0.60	$0.59

Fiscal Periods:  VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year.  Similarly, the fiscal first quarter ends on the Saturday closest to March 31.  For presentation purposes herein, all references to periods ended March 2010, December 2009 and March 2009 relate to the fiscal periods ended as of April 3, 2010, January 2, 2010 and April 4, 2009, respectively.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	March	December	March
	2010	2009	2009

ASSETS

Current Assets
Cash and equivalents	$718,634	$731,549	$276,428
Accounts receivable, net	787,682	776,140	996,507
Inventories	952,182	958,639	1,118,073
Other current assets	189,088	163,028	230,251
Total current assets	2,647,586	2,629,356	2,621,259

Property, Plant and Equipment	1,602,996	1,601,608	1,558,857
Less accumulated depreciation	1,001,137	987,430	926,444
	601,859	614,178	632,413

Intangible Assets	1,529,538	1,535,121	1,563,268

Goodwill	1,363,059	1,367,680	1,437,682

Other Assets	326,409	324,322	297,942

	$6,468,451	$6,470,657	$6,552,564

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$48,525	$45,453	$287,873
Current portion of long-term debt	202,690	203,179	3,272
Accounts payable	296,437	373,186	323,536
Accrued liabilities	509,228	470,765	483,523
Total current liabilities	1,056,880	1,092,583	1,098,204

Long-term Debt	937,826	938,494	1,140,414

Other Liabilities	648,879	626,295	739,777

Commitments and Contingencies

Stockholders' Equity
Common Stock	109,981	110,285	110,276
Additional paid-in capital	1,938,184	1,864,499	1,763,818
Accumulated other comprehensive income (loss)	(246,241)	(209,742)	(297,760)
Retained earnings	2,024,856	2,050,109	1,996,972
Noncontrolling interests in subsidiaries	(1,914)	(1,866)	863

Total stockholders' equity	3,824,866	3,813,285	3,574,169

	$6,468,451	$6,470,657	$6,552,564

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March

	2010	2009

Operating Activities
Net income	$163,459	$100,434
Adjustments to reconcile net income to cash provided (used)
by operating activities:
Depreciation	27,396	22,035
Amortization of intangible assets	9,978	9,102
Other amortization	3,695	3,311
Stock-based compensation	14,774	11,668
Pension funding under expense	10,324	18,338
Other, net	27,410	22,125
Changes in operating assets and liabilities,
net of acquisitions:
Accounts receivable	(25,230)	(152,542)
Inventories	3,867	27,282
Other current assets	(4,373)	40,211
Accounts payable	(74,409)	(109,748)
Accrued compensation	(31,548)	(8,982)
Accrued income taxes	26,213	(3,858)
Accrued liabilities	58,312	(2,594)
Other assets and liabilities	(25,714)	(12,145)

Cash provided (used) by operating activities	184,154	(35,363)

Investing Activities
Capital expenditures	(17,339)	(16,983)
Business acquisitions, net of cash acquired	(29,111)	(207,219)
Software purchases	(701)	(1,840)
Other, net	(2,486)	593

Cash used by investing activities	(49,637)	(225,449)

Financing Activities
Increase in short-term borrowings	2,837	235,912
Payments on long-term debt	(1,061)	(1,110)
Purchase of Common Stock	(118,001)	-
Cash dividends paid	(66,224)	(64,966)
(Cost) proceeds from issuance of Common Stock, net	52,394	(6,740)
Tax benefits of stock option exercises	1,669	(2,438)

Cash provided (used) by financing activities	(128,386)	160,658

Effect of Foreign Currency Rate Changes on Cash	(19,046)	(5,262)

Net Change in Cash and Equivalents	(12,915)	(105,416)

Cash and Equivalents - Beginning of Year	731,549	381,844

Cash and Equivalents - End of Period	$718,634	$276,428

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(In thousands)

	Three Months Ended March
	2010	2009

Coalition Revenues
Outdoor & Action Sports	$678,562	$618,272
Jeanswear	622,065	667,383
Imagewear	221,298	226,651
Sportswear	102,177	103,570
Contemporary Brands	104,089	89,589
Other	21,688	20,009

Total coalition revenues	$1,749,879	$1,725,474

Coalition Profit
Outdoor & Action Sports	$132,705	$88,595
Jeanswear	106,808	89,648
Imagewear	22,812	22,867
Sportswear	7,168	4,508
Contemporary Brands	8,452	15,414
Other	(1,225)	(2,016)

Total coalition profit	276,720	219,016

Corporate and Other Expenses	(47,037)	(56,319)
Interest, net	(20,005)	(21,250)

Income Before Income Taxes	$209,678	$141,447

Change in organization: Operating results of the lucy business unit for 2009 have been reclassified from the Contemporary Brands Coalition to the Outdoor & Action Sports Coalition consistent with the change in internal management organization for 2010.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended March 2010
		Impact of
		Foreign
	As	Currency	Constant
	Reported	Exchange	Currency

Coalition Revenues
Outdoor & Action Sports	$678,562	$21,313	$657,249
Jeanswear	622,065	14,626	607,439
Imagewear	221,298	1,324	219,974
Sportswear	102,177	-	102,177
Contemporary Brands	104,089	848	103,241
Other	21,688	-	21,688

Total coalition revenues	$1,749,879	$38,111	$1,711,768

Coalition Profit
Outdoor & Action Sports	$132,705	$5,256	$127,449
Jeanswear	106,808	2,620	104,188
Imagewear	22,812	342	22,470
Sportswear	7,168	-	7,168
Contemporary Brands	8,452	(14)	8,466
Other	(1,225)	-	(1,225)

Total coalition profit	276,720	8,204	268,516

Corporate and Other Expenses	(47,037)	-	(47,037)
Interest, net	(20,005)	-	(20,005)

Income Before Income Taxes	$209,678	$8,204	$201,474

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Services
Cindy Knoebel, CFA, VP, Financial & Corporate Communications
212-841-7141/336-424-6189; cindy_knoebel@vfc.com